EXHIBIT 10.28

To:    Peter Gammel

From:    Laura Gasparini

Date:    September 13, 2017

Re:    International Assignment Agreement (Japan)

As we have discussed, we would like to confirm the offer of an international assignment within Skyworks Solutions, Inc. (“Skyworks”):

Home Country Location:	United States
Host Country Location:	Japan
Effective Date:	October 16, 2017
Assignment Length:	24 - 36 Months

Repatriation to your home country is intended to occur upon completion of the assignment, subject to the termination provisions described in this Agreement. Throughout the assignment, you will continue to be employed by Skyworks Solutions, Inc., with your employment to remain “at-will.”

This offer is subject to you and your dependents (if applicable) receiving medical clearances, foreign government entry documents or visas, and your acceptance of the terms and conditions outlined in this Agreement. The terms of this assignment are outlined below.

Employment Status

This offer confirms and describes your position within Skyworks in relation to your international assignment. During the term of the international assignment, you will continue to be covered by and participate in the employment terms and conditions of your home country.

Position

Upon beginning your assignment, your position will be Chief Technology Officer. During your assignment, you will report to Liam Griffin, President and Chief Executive Officer.

Skyworks may assign you duties different from those initially assigned. No such assignment will change any of the essential conditions of this Agreement, or constitute a new employment relationship.

Work Schedule

You will observe the work schedule in effect in the host country and you will not be entitled to overtime pay should the responsibilities of your position require that your work exceed this schedule.

Skyworks Solutions, Inc. • 20 Sylvan Road, Woburn, MA 01801
781.376.3000 • www.skyworksinc.com

Visa Application

Skyworks’ global immigration provider (Fragomen, Del Rey, Bernsen & Loewy) will assist you in obtaining any appropriate legal clearances that may be necessary for you to work in the host country and for you and your dependents (if applicable) to reside in host country. However, the ultimate responsibility of obtaining these clearances will be yours. For the avoidance of doubt, Skyworks will reimburse all reasonable out-of-pocket expenses incurred in connection with you obtaining necessary legal clearances for you and your dependents (if applicable).

Annual Salary & Incentives

During your assignment, you will continue to be paid from the home country payroll. Your Skyworks’ earnings will be denominated in home country currency and will consist of a base salary at the annualized rate of $390,000. You will continue to be eligible to participate in Skyworks’ annual salary adjustment and equity planning programs as well as in Skyworks’ Management Incentive Plan for the applicable fiscal years during your assignment, in the amounts and on such terms as shall be determined from time to time by Skyworks’ Compensation Committee.

Taxes

To protect you against potential higher tax costs of the home country and the host country, your personal taxes will be handled in accordance with Skyworks’ tax equalization program, which is intended to leave you in a net after-tax position substantially equivalent to what you would experience if you were subject only to U.S. Federal and state income taxes during the period of the assignment. As part of this program, the Company will offer the following services through a third-party provider, Ernst & Young (E&Y):

•	Tax Consulting (related to your assignment; does not extend to personal tax advice or financial planning);

•	Tax Preparation and Filing (i.e., U.S. Federal and state and foreign income tax returns); and

•	Tax Equalization

The process of calculating and withholding your income tax liability requires Skyworks to estimate your hypothetical U.S. Federal and state income tax liability, based on your total U.S taxable income earned during the year for services provided to Skyworks. This hypothetical tax liability will be withheld from your pay and will reduce your take-home pay ratably throughout the year. Actual withholding for U.S. based employment taxes will also continue during your Assignment. Your hypothetical income tax will be calculated by E&Y, and will be reviewed with you in detail prior to implementation. It will be your responsibility to contact E&Y to inform them of any significant change in your income (e.g., stock income, incentive plan payments, etc.) so that they can project taxes accordingly. Remittance of actual tax amounts to U.S. and foreign tax authorities will be coordinated by Skyworks and E&Y.
In the event that you terminate your assignment or resign from employment with Skyworks during the term of the assignment, tax equalization will end as of the date of termination, and any calculations necessary for determining tax equalization will be made assuming repatriation on the date of termination.

Home Country Social System Taxes

You will continue to be covered under your home country’s social system as allowed by law, similar to your coverage had you not gone on assignment.

Benefits

Medical, Dental & Vision Coverage
You will continue to participate in any home country medical, dental and vision benefits. In addition, Skyworks will enroll you and your dependents (if applicable) in medical plans that will supplement your home country coverage through International Medical Group (IMG). You will receive additional information on this plan upon enrollment. The Company will pay the cost of premiums associated with this supplement coverage.

Life, Disability and AD&D Insurance
You will continue to participate in any home country company-provided and supplemental (if applicable) life, disability and AD&D insurance coverage. Any short-term or long-term disability will be administered by your home country.

401(k) Participation	Your 401(k) participation will be continued under the current program in your home country.
Vacation, Holidays & Wellness
You will continue to participate in any home country vacation and wellness/sick leave programs and accruals which will continue to be administered through your home country. During your assignment, you will maintain a public holiday schedule consistent with the host country.

Physical Examinations
The Company recommends you and your dependents (if applicable) obtain a routine physical examination prior to commencing your assignment and that you obtain all appropriate immunizations for entering and/or living in the host country. Skyworks will reimburse any costs not covered by your medical insurance provider.

Emergency Travel
In the event of death or serious illness occurring in your family during this assignment, Skyworks will reimburse you and your accompanying dependents (if applicable) for the cost of one round-trip airfare between your host country and your home country, provided that you have obtained prior approval from your supervisor.

In the event of your death or the death of any of your dependents (if applicable) while on assignment, Skyworks will cover the cost of returning the mortal remains to your home country.

Relocation Assistance

Below is a summary of relocation assistance associated with your assignment.

Benefit:	Costs:
Household Goods (Moved)	Estimated to be $25,000 each way (1-2 crates); not a full move
Car Allowance in host country	$1,200/month ($21,600 annual costs)
Housing Costs in host country	$7,000/month ($126,000 annual costs)
Quarterly Return Trip Home	Regular business trips as required, approximately one per quarter and three personal trips per year.

NEI is Skyworks’ designated relocation provider.

Repatriation

Skyworks will pay for you to return to your home country at the completion of your assignment on terms similar to those outlined above (i.e., moving expenses for your outbound relocation). The completion of your assignment not only includes the term set forth in this agreement but also may relate to the termination of the assignment by Skyworks without cause (including due to the elimination of the overseas role).

In the event that you terminate your assignment or resign from employment with Skyworks during the term of the assignment, Skyworks will not provide you with repatriation relocation benefits.

Employment Guidelines

While you are in your host country, the host country’s general employment policies and practices will apply. You are expected to obey the federal and local laws and respect the customs and practices of the same. As a Skyworks employee, you must also continue to adhere to all Skyworks employment policies. In particular, you remain subject to Skyworks’ Code of Business Conduct and Ethics and are reminded of the Company’s policy prohibiting bribery, kickbacks and other corrupt practices.

Acknowledgment & Acceptance

Please acknowledge your understanding and acceptance of this international assignment offer by signing and dating this Agreement and returning it to your appropriate HR contact.

Date:     __/s/ Peter Gammel__________________________________
Peter Gammel

Date:    __/s/ Liam Griffin ____________________________________
Liam Griffin

Date:    __/s/ Laura Gasparini__________________________________
Laura Gasparini

cc:     Tami Josephsen (HR)
    Janet Cahill (Payroll)
    Craig Kams (HR)
    Jessy Chan (E&Y)